Exhibit 10.6

Individual Loan Contract with the Company

Party A (Borrower): WEN XIANGDONG	ID No.:

530325198512100333

Party B (Loaner): Gujia (Beijing)Technology Co. Ltd.

Party B applied for borrowing from Party A for the purpose of exploring overseas business. On the basis of equality, voluntariness, and unanimous agreement on the matter of borrowing, Party A and Party B reached the following agreement, and which is hereby complied with jointly.

I.	Borrowing amount: Party B lends RMB 1.495 million to Party A and delivers it to Party A before August 31, 2016.

II.	Loan interest: 0%.

III.	Life of loan: 1.5 years

IV.	Date and method of repayment: Within 3 days after the expiration of the life of loan, Party B shall pay off all principal and interest.

V.	Liability for breach of the contract:

1. If Party A fails to use the loan for the purpose of borrowing as stipulated in this contract, Party B has the right to withdraw all the loan. For the part that is used for breach of the contract, a penalty interest shall be imposed on the loan interest rate set by the People's Bank of China for the same period.

2. If Party A fails to repay the loan within the time limit, Party B has the right to recover the principal and interest of the loan, and Party A shall pay the daily penalty of 5% of the loan amount from the due date.

VI.	Dispute settlement method: Dispute concerns this contract shall be negotiated and settled by the two parties, if failed, the parties agree to submit the decision to the people's court where the company is located.

VII.	This contract shall become effective on the date of signature by both parties. This contract is made in duplicate with each party holding one copy. The contract text has the same legal effect.